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                          October 29, 2021

       Robert P. Capps
       President and Chief Executive Officer
       MIND Technology, Inc.
       2002 Timberloch Place, Suite 400
       The Woodlands, Texas 77380

                                                        Re: MIND Technology,
Inc.
                                                            Form S-1
                                                            Filed October 25,
2021
                                                            File No. 333-260486

       Dear Mr. Capps:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6001 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing